Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 16, 2024, relating to the financial statements of Tenet Medicines, Inc., appearing in the Current Report on Form 8-K of Eliem Therapeutics, Inc. filed with the SEC on June 27, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California

July 12, 2024